Exhibit 10.4

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”), effective January 1, 2013, is made between Kodiak Oil & Gas (USA) Inc., a Colorado corporation (“Employer”), Kodiak Oil & Gas Corp., a Yukon Territory corporation (“Company”) and Russell A. Branting (“Executive”).

RECITALS

WHEREAS, Employer, Company and Executive entered into an executive employment agreement, effective January 1, 2011, as amended by Amendment No. 1 thereto effective June 13, 2012 (the “Employment Agreement”), pursuant to which Employer and Company provided continued employment of Executive, and Executive committed himself to continue to serve Employer and Company on the terms and conditions provided in the Employment Agreement; and

WHEREAS, Employer, Company and Executive now wish to amend the Employment Agreement, as set out below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.             The first sentence of Section 5.2(d) of the Employment Agreement is hereby deleted and replaced with the following:

“Upon any termination of Executive’s employment on account of death or disability, all unvested stock options and restricted stock, if any, that were previously granted to Executive under the Plan will immediately become fully vested and no longer subject to any restrictions on ownership or exercise, unless otherwise provided in the applicable award agreement governing the terms of the award.”

2.             Section 6.2 of the Employment Agreement is hereby deleted and replaced with the following:

“a)          For purposes of this Agreement, a “Change of Control” shall mean any of the following:

i)              Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing more than 50% of the total voting power represented by Company’s then outstanding voting securities;

(ii)           A merger or consolidation of Company whether or not approved by the Board of Directors of Company, other than a merger or consolidation that would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of Company or such surviving entity (or the parent of any such surviving entity) outstanding immediately after such merger or consolidation, or a change in the ownership of all or substantially all of Company’s assets to a person not related (within the meaning of income tax Regulations Section 1.409A-3(i)(5)(vii)(b)) to the Company; or

(iii)          The replacement during any 12-month period of a majority of the members of the Board of Directors of Company with directors whose appointment or election was not endorsed by a majority of the members before the date of the appointment or election.

b)            If Executive’s employment is terminated by Employer or Company without Cause or if Executive terminates his employment for Good Reason during the 12-month period following a Change of Control, then:

i)              Employer shall pay Executive, on the date that is sixty (60) days following the date of such termination, but subject to Section 4.4(f) of this Agreement, a lump sum payment equal to (a) Executive’s Base Salary at the rate in effect on the termination date for a period of 24 months plus (b) an amount equal to the most recent annual Cash Bonus paid to Executive pursuant to Section 3.2 of this Agreement or the average Cash Bonus paid to Executive under this Agreement and prior employment agreements, whichever is greater, subject only to withholdings and deductions required by law and Executive’s execution of a Release not more than 45 days following the termination of Executive’s employment; and

ii)             in the event Executive elects continuance of applicable group health insurance within the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and state law on a timely basis, and makes the premium payments therefore, the Employer (or the applicable successor or surviving entity in the Change of Control (the “Survivor”)) shall cause Executive to be reimbursed for such premiums for Executive and Executive’s immediate family and/or eligible dependents for a period of twenty-four (24) months after such termination date.  Employer (or the Survivor) will provide payment within 15 days of receiving proof of payment from the Executive, provided that the Executive shall provide proof of payment within 15 days of making such payment.  If, under a change of law or regulations, these payments would have adverse tax consequences to either the Employer or the Company (or the Survivor) or the Executive, these payments shall be cancelled.  This Section 6.2(b)(ii) does not create a requirement that the Employer or the Company (or the Survivor) provide health care coverage beyond what it is required to provide within the provisions of COBRA.

c)             If Executive’s employment is terminated by Company as a result of Executive’s disability during the 12 month period following a Change of Control, Employer shall pay Executive in a lump sum payment on the date that is sixty (60) days following the date of such termination, the amount of Severance Pay calculated under Section 5.2 hereof, subject only to withholdings and deductions required by law and Executive’s execution of a Release not more than 45 days following the termination of Executive’s employment.

d)            Immediately upon the occurrence of a Change of Control, all of Executive’s equity-based incentive compensation shall immediately vest irrespective of whether Executive’s employment continues or is terminated thereafter, except to the extent that such compensation is subject to Section 409A and such acceleration would violate Section 409A or subject Executive to additional taxes or interest under Section 409A.”

2. Except as modified herein, Employer, Company and Executive confirm that the Employment Agreement remains unmodified and in full force and effect. The Employment Agreement, as modified by this Amendment, constitutes the entire agreement between the parties relating to the subject matter hereof.

3. This Amendment may be executed by the parties in separate counterparts, including by electronic transmission via facsimile or e-mail, each of which such counterparts when so executed and delivered shall be deemed to constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly signed and delivered this Amendment as of the day and year first above written.

EMPLOYER:
KODIAK OIL & GAS (USA) INC.

By:	/s/ Lynn A. Peterson

Name: Lynn A. Peterson

Title: Chief Executive Officer & President

COMPANY:
KODIAK OIL & GAS CORP.

By:	/s/ Lynn A. Peterson

Name: Lynn A. Peterson

Title: Chief Executive Officer & President

EXECUTIVE:

By:	/s/ Russell A. Branting

Name: Russell A. Branting